EXHIBIT 3.1


           State of Delaware
           Secretary of State
       Division of Corporations
   Delivered  10:23 AM  07/20/2005
      FILED  09:55AM  07/20/05
    SRV 050597705 -  4002548 FILE

                          CERTIFICATE OF INCORPORATION

         FIRST: The name of corporation shall be: MUSKOKA FLOORING CORPORATION

         SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, 19808. The name of the registered agent at such address is THE COMPANY CORPORATION.

         THIRD: The purpose of the corporation shall be:
                  To engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

         FOURTH: The total number of shares of stock, which the corporation is authorized to issue, is Seventy-five million (75,000,000) shares of common stock with $0.0001 par value.

         FIFTH: The name and address of the incorporator is as follows:

                                            The Company Corporation
                                            2711 Centerville Road
                                            Suite 400
                                            Wilmington, Delaware  19808

         SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.


         SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law. (i) for breach of the director's duty of loyalty to the Corporation or its stockholders. (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174, of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article Seventh shall apply to or have any effect on the liability of alleged liability of any director of the Corporation for or with respect to any acts of omissions of such director occurring prior to such amendment.

         IN WITNESS  WHEREOF,  the undersigned,  being the  incorporator  herein
before  named,  has  executed  signed  and  acknowledged   this  certificate  of
incorporation this 20th day of July, 2005 A.D.

                                                      By: /s/ BRANDON LARAMORE
                                                      Name: Brandon Laramore
                                                      Assistant Secretary